Exhibit 99.1

HF FOODS GROUP APPOINTS TAYLOR S. BROWN TO BOARD OF DIRECTORS

Appointment Expands Board to Five Directors; Brown Brings Legal, Acquisitions, and Operational Experience

LAS VEGAS, June 22, 2026 (GLOBE NEWSWIRE) — HF Foods Group Inc. (NASDAQ: HFFG), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States, today announced the appointment of Taylor S. Brown, Esq. to its Board of Directors, effective June 19, 2026.

The Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, increased the size of the Board from four to five directors and appointed Mr. Brown as an independent director to fill the resulting vacancy. The Board has determined that Mr. Brown qualifies as an independent director under applicable Nasdaq listing standards. At this time, Mr. Brown has not been appointed to serve on any Board committees.

“Taylor brings a rare combination of legal acuity, operational discipline, and communications judgment that we believe will add meaningful value to our Board. His experience advising companies through acquisitions, restructurings, and other complex business issues is directly relevant to where HF Foods is today — executing on our operational priorities while remaining opportunistic on growth. We are pleased to welcome him to the Board and look forward to the perspective he will bring,” said Felix Lin, Chief Executive Officer of HF Foods Group.

Mr. Brown is an attorney, business advisor, and strategic communications executive with more than 12 years of experience advising companies, executives, and growth-stage boards on acquisitions, commercial disputes, regulatory exposure, governance practices, and stakeholder strategy. From May 2020 to January 2024, Mr. Brown served as Campaign Manager and Senior Strategic Advisor for statewide executive campaign organizations, where he managed operational accountability for a budget exceeding $100 million and built and mobilized a 21-region field organization with more than 1,000 paid staffers. His professional experience includes counseling companies on acquisitions, restructurings, capital rounds, resource allocation, and post-transaction risk considerations; advising on transportation logistics, operational law, and commercial real estate matters; and developing integrated legal and stakeholder communications strategies in high-scrutiny environments. Mr. Brown received his Juris Doctor from Mercer University, Walter F. George School of Law, and his Bachelor of Arts in Political Science from the University of Georgia.

“HF Foods is a company with strong market positioning, a differentiated distribution network, and a clear strategic path forward, and I am honored to join its Board at this stage of the Company’s development. I look forward to leveraging my experience in governance, risk, acquisitions, and stakeholder strategy to support the Board and management team as they continue to build long-term value for shareholders,” said Taylor S. Brown.

Mr. Brown will be compensated on the same basis as the Company’s other independent directors, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2024.

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Contacts:

ICR
Anna Kate Heller
hffoodsgroup@icrinc.com